Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-257820 on Form S-1 of our report dated May 7, 2021 (July 26, 2021, as to the effects of the reverse stock split described in Note 13), relating to the financial statements of Tenaya Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

July 26, 2021